Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the use of our report dated August 18, 2011, with respect to the consolidated balance sheets of Mercury Computer Systems, Inc. and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2011, incorporated herein by reference.

Our report dated August 18, 2011, on the effectiveness of internal control over financial reporting as of June 30, 2011, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Mercury Computer Systems, Inc.’s internal control over financial reporting as of June 30, 2011 LNX Corporation’s internal control over financial reporting associated with total assets of 12 percent and total revenues of 2 percent included in the consolidated financial statements of Mercury Computer Systems, Inc. and subsidiaries as of and for the year ended June 30, 2011. Our audit of internal control over financial reporting of Mercury Computer Systems, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of LNX Corporation.

Our report refers to the Company’s change in its method of accounting for revenue arrangements with multiple-deliverables entered into or substantially modified after July 1, 2009 to adopt FASB ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements.

/s/ KPMG LLP

Boston, Massachusetts

August 10, 2012